EXHIBIT 99.4
                               PURCHASE AGREEMENT


         PURCHASE AGREEMENT ("AGREEMENT") dated as of September 23, 2002 between CRYSTALLEX INTERNATIONAL Corporation, a corporation continued under the Canada Business Corporations Act (the "COMPANY"), and the purchasers listed on Schedule "A" hereto (collectively, the "Purchasers"). Undefined terms contained herein shall have the meaning ascribed to them in the Debentures.

                              W I T N E S S E T H:
                              - - - - - - - - - -

         WHEREAS, the Company desires to issue and sell to the Purchaser, and the Purchaser wishes to purchase from the Company, 5 1/2% Convertible Debentures due September __, 2005 (the "DEBENTURES"), in the aggregate principal amount of US$__________ at an aggregate purchase price of US$__________ (the "PURCHASE PRICE"), having the rights and privileges set forth in the Debentures in the form of EXHIBIT 1A attached hereto, on the terms and conditions set forth herein;

         WHEREAS, pursuant to the terms of the Debentures, the Debentures will be convertible into common shares ("DEBENTURE SHARES"), no par, of the Company ("COMMON SHARES");

         WHEREAS, to induce the Purchasers to purchase the Debentures, the Company has agreed to issue to the Purchasers warrants (the "WARRANTS") exercisable for ____ COMMON SHARES ("WARRANT SHARES") in the form attached as
EXHIBIT 1B; and

         WHEREAS, the Purchaser will have registration rights with respect to such Common Shares and the Warrant Shares pursuant to the terms of that certain Registration Rights Agreement to be entered into between the Company and the Purchaser substantially in the form of EXHIBIT 4.2(E) hereto ("REGISTRATION RIGHTS AGREEMENT");

         NOW, THEREFORE, in consideration of the foregoing premises and the covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE 1
               PURCHASE AND SALE OF DEBENTURES AND WARRANTS, ETC.
               --------------------------------------------------

         Section 1.1   Issuance of Debentures and Warrants.
                       -----------------------------------

                 (a) Issuance. Upon the following terms and conditions, the Company shall issue and sell to the Purchasers and the Purchasers shall purchase from the Company, US$__________ principal amount of Debentures and the Warrants to purchase [______] Common Shares for the Purchase Price in the respective amounts set forth on Schedule A hereto.

                 (b)   The Closing.

                       (i) The closing of the purchase and sale of the Debentures and the Warrants (the "CLOSING") shall take place at the offices of McCarthy Tetrault LLP



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                                      -2-


                 or at such other place as is mutually agreeable, at 10:00 am., local time on: (x) the date on which the last to be fulfilled or waived of the conditions set forth in Article 4 hereof and applicable to the Closing shall be fulfilled or waived in accordance herewith, or (y) such other time and place and/or on such other date as the Purchasers and the Company may agree. The date on which the Closing occurs is referred to herein as the "CLOSING DATE".

                       (ii) On the Closing Date, the Company shall deliver to each Purchaser (x) one or more Debentures (with the number of and outstanding principal amount of each debenture to be as reasonably requested by such Purchaser not less than two business days prior to the Closing Date) representing the aggregate Debentures purchased hereunder by such Purchaser at the Closing registered in the name of such Purchaser or its nominee and (y) the Warrants registered in the name of such Purchaser or its nominee in such denominations as reasonably requested by such Purchaser, and such Purchaser shall deliver to the Company its portion of the Purchase Price for the Debentures and Warrants by wire transfer in immediately available funds to an account designated in writing by the Company. In addition, each party shall deliver all documents, instruments and writings required to be delivered by such party pursuant to this Agreement at or prior to the Closing.

                                   ARTICLE 2
                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------

         Section 2.1 Representations and Warranties of the Company. The Company hereby makes the following representations and warranties to the each Purchaser as of the date hereof and on the Closing Date:

                 (a) Organization and Qualification; Material Adverse Effect. The Company is a corporation duly continued and subsisting under the Canada Business Corporation Act and has the requisite corporate power to own its properties and to carry on its business as now being conducted. The Company does not have any direct or indirect subsidiaries (defined as any entity of which the Company owns, directly or indirectly, 50% or more of the equity or voting power) other than the subsidiaries listed in its SEC Documents or on SCHEDULE 2.1(A) attached hereto. Except where specifically indicated to the contrary, all references in this Agreement to subsidiaries shall be deemed to refer to all direct and indirect subsidiaries of the Company. Except where specifically indicated to the contrary, all references in this Article 2 to the Company shall be deemed to refer to the Company and its consolidated subsidiaries, taken together as a whole. Each of the Company and its subsidiaries is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary other than those in which the failure so to qualify would not have a Material Adverse Effect. "MATERIAL ADVERSE EFFECT" means any material adverse effect on the business, operations, properties or financial condition of the Company, and any material adverse effect on the transactions contemplated under this Agreement, the Debentures, the Warrants, the Registration Rights Agreement or any other agreement or document contemplated hereby or thereby.



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                                      -3-


                 (b) Authorization; Enforcement. (i) The Company has all requisite corporate power and authority to enter into and perform this Agreement, the Debentures, the Warrants and the Registration Rights Agreement (the "TRANSACTION DOCUMENTS") and to issue the Debentures and the Warrants in accordance with the terms hereof and thereof, (ii) the execution and delivery of the Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby, including the issuance of the Common Shares and the Warrant Shares, have been duly authorized by all necessary corporate action, and no further consent or authorization of the Company or its Board of Directors (or any committee or subcommittee thereof) or shareholders is required, (iii) the Transaction Documents have been duly executed and delivered by the Company and (iv) the Transaction Documents constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of creditors' rights and remedies or by other equitable principles of general application.

                 (c) Capitalization. The authorized capital stock of the Company consists of an unlimited number of COMMON SHARES, an unlimited number of Class A preference shares, par value Cdn $50 and Class B preference shares, par value Cdn $250; as of September ____, 2002, there were __________ Common Shares and no shares of preferred stock issued and outstanding; and, except as disclosed in its SEC Documents or as set forth on SCHEDULE 2.1(C), COMMON SHARES and no shares of preferred stock were reserved for issuance to persons other than the Purchasers. All of the outstanding shares of the Company's COMMON SHARES and preferred stock have been validly issued and are fully paid and nonassessable. No shares of capital stock are entitled to preemptive rights and, except as disclosed in its SEC Documents or as set forth on SCHEDULE 2.1(C), there are no outstanding options and outstanding warrants for shares of COMMON SHARES (excluding the Warrants). Except as disclosed in its SEC Documents or as set forth on SCHEDULE 2.1(C)(I), there are no other scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights exchangeable for or convertible into, any shares of capital stock of the Company, or contracts, commitments, understandings, or arrangements by which the Company is or may become bound to issue additional shares of capital stock of the Company or options, warrants, scrip, rights to subscribe to, or commitments to purchase or acquire, any shares, or securities or rights convertible or exchangeable into shares, of capital stock of the Company. Attached hereto as
EXHIBIT 2.1(C)(I) is a true and correct copy of the Company's Certificate of Continuance (the "CHARTER"), as in effect on the date hereof, and attached hereto as EXHIBIT 2.1(C)(II) is a true and correct copy of the Company's By-Laws, as in effect on the date hereof (the "BY-LAWS").

                 (d) Issuance of Common Shares. The Debenture Shares and the Warrant Shares are duly authorized and reserved for issuance and, upon such conversion in accordance with the Debentures and/or exercise in accordance with the Warrants such Debenture Shares and Warrant Shares, as the case may be, will be validly issued, fully paid and non-assessable, free and clear of any and all liens, claims and encumbrances, and (subject to the registration of such shares in accordance with the applicable provisions of the Securities Act of 1933, as amended (the "SECURITIES ACT" or the "ACT") and the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT")) entitled to be traded on the American Stock Exchange (or the New York Stock Exchange, the Nasdaq National Market or the Nasdaq SmallCap Market, collectively with



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                                      -4-


the American Stock Exchange, the "APPROVED MARKETS"), and the holders of such Debenture Shares and Warrant Shares shall be entitled to all rights and preferences accorded to a holder of COMMON SHARES. The outstanding Common Shares are currently listed on the American Stock Exchange and the Toronto Stock Exchange ("TSX").

                 (e) No Conflicts. The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby and the issuance of the Debentures and the Warrants (collectively, the "SECURITIES") do not and will not
(i) result in a violation of the Company's Charter or By-Laws or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture, patent, patent license or instrument to which the Company or any of its subsidiaries is a party (collectively, "COMPANY AGREEMENTS"), including, without limitation, any provision of the Company's loan agreement with Standard Bank London Limited (the "Standard Bank Agreement") or (iii) result in a violation of any US or Canadian federal, state, provincial, local or foreign law, rule, regulation, order, judgment or decree (including US and Canadian federal, provincial and state securities laws and regulations) applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries is bound or affected, except (other than in the case of clause (i) above) where such violation would not reasonably be expected to have a Material Adverse Effect. The business of the Company and its direct and indirect subsidiaries is being conducted in compliance with (i) its Charter and By-Laws,
(ii) all Company Agreements and (iii) all applicable laws, ordinances or regulations of any governmental entity, except (other than in the case of clause
(i) above) where such violation would not reasonably be expected to have a Material Adverse Effect. Except for filings, consents and approvals required under applicable provincial, state and federal securities laws or the rules and regulations of the applicable Approved Markets and the TSX and covered by the Registration Rights Agreement, the Company is not required under US or Canadian federal, provincial, state, local or foreign law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement, the Registration Rights Agreement, the Debentures and the Warrants or to issue and sell the Debentures, Warrants or the Debenture Shares and Warrants Shares issuable upon conversion or exercise thereof except for the registration provisions provided in the Registration Rights Agreement.

                 (f) SEC Documents; No Non-Public Information. The COMMON SHARES of the Company are registered pursuant to Section 12(b) of the Exchange Act and the Company and its subsidiaries have filed all reports, schedules, forms, statements and other documents required to be filed by it with the Securities and Exchange Commission ("SEC") pursuant to the reporting requirements of the Exchange Act, including all solicitation statements and registration statements, and any amendments thereto required to have been filed (all of the foregoing including filings incorporated by reference therein being referred to herein as the "SEC DOCUMENTS"). The Company has not directly or indirectly provided, and will not directly or indirectly provide, to the Purchaser any material non-public information or any information which, according to applicable law, rule or regulation, should have been disclosed publicly by the Company but which has not been so disclosed. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The SEC Documents contain all material information concerning the Company and its subsidiaries, and no event or circumstance has occurred prior to the date hereof or will have occurred on the Closing Date which would require the Company to disclose such event or circumstance in order to make the statements in the SEC Documents not misleading but which has not, or will have not, been so disclosed.

                 (g) Financial Statements. The financial statements of the Company and its subsidiaries included in the SEC Documents and filings made under applicable federal and provincial Canadian securities laws ("CANADIAN SECURITIES LAWS") comply as to form and substance in all material respects with applicable accounting requirements and the published rules and regulations of the SEC and Canadian securities regulators, respectively or other applicable rules and regulations with respect thereto. Such financial statements have been prepared in accordance with Canadian generally accepted accounting principles applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes, may be condensed or summary statements) and fairly present in all material respects the financial position of the Company and its subsidiaries as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). The audited financial statements of each of the Company and its subsidiaries for the fiscal year ending December 31, 2001 have been prepared in accordance with Canadian generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be otherwise indicated in such financial statements or the notes thereto) and fairly present in all material respects the financial position of the Company and its subsidiaries, as the case may be, as of the dates thereof and the results of operations and cash flows for the periods then ended. The auditors who audited such financial statements were independent of the Company, as such term is defined and interpreted under Rule 2-01 of Regulation S-X.

                 (h) Principal Exchange. The principal market on which the Common Shares are traded currently traded is the American Stock Exchange.

                 (i) No Material Adverse Change. Since December 31, 2001, no Material Adverse Effect has occurred or exists, and no event or circumstance has occurred that with notice or the passage of time or both is reasonably likely to result in a Material Adverse Effect with respect to the Company.

                 (j) No Undisclosed Liabilities. The Company and its subsidiaries have no liabilities or obligations not disclosed in the Pre-Agreement SEC Documents (as defined in Section 2.1(q) below), other than those liabilities incurred in the ordinary course of the Company's or its subsidiaries' respective businesses since December 31, 2001, which liabilities, individually or in the aggregate, do not or would not have a Material Adverse Effect on the Company.

                 (k) No Undisclosed Events or Circumstances. To the best knowledge of the Company, no material event or circumstance has occurred or exists with respect to the Company or its direct or indirect subsidiaries or their respective businesses, properties, prospects, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed.

                 (l) No General Solicitation. Neither the Company, nor any of its affiliates, or, to its knowledge, any person acting on its or their behalf has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of the Debentures, the Warrants, Debenture Shares or the Warrant Shares; provided that the Company is making no representation as to whether the existence of any securities, the resale of which the Company has registered under Forms F-2 or F-3 under the Securities Act, would be deemed to be a general solicitation in connection with the offer and sale of the Debentures, the Warrants, the Common Shares or Warrant Shares.

                 (m) No Integrated Offering. Neither the Company, nor any of its affiliates, nor to its knowledge any person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the Debentures, the Warrants, the Debenture Shares or Warrant Shares under the Securities Act or the issuance of a prospectus under Canadian Securities Laws; provided that the Company is making no representation as to whether the offer and sale of the Debentures, the Warrants, the Common Shares or Warrant Shares would be integrated with any securities, the resale of which the Company has registered under Forms F-2 or F-3 under the Securities Act.

         The issuance of the Debentures, Warrants, Debenture Shares or Warrant Shares to the Purchaser will not be integrated with any other issuance of the Company's securities (past, current or future) which requires stockholder approval under the rules of the American Stock Exchange or TSX.

                 (n) Form F-3. The Company is eligible to file the Registration Statement (as defined in the Registration Rights Agreement) on Form F-3 under the Securities Act and rules promulgated thereunder, and Form F-3 is permitted to be used for the resale of the Debenture Shares and Warrant Shares hereby under the Securities Act and rules promulgated thereunder. The Company hereby represents that it is a "foreign private issuer" within the meaning of Rule 3b-4 under the Exchange Act ("Foreign Private Issuer").

                 (o) Intellectual Property. The Company and/or its wholly-owned subsidiaries owns or has licenses to use certain patents, copyrights and trademarks ("INTELLECTUAL PROPERTY") associated with its business. The Company and its subsidiaries have all intellectual property rights which are needed to conduct the business of the Company and its subsidiaries as it is now being conducted or as proposed to be conducted as disclosed in the SEC Documents. The Company and its subsidiaries have no reason to believe that the material intellectual property rights which it owns are invalid or unenforceable or that the use of such intellectual property by the Company or its subsidiaries infringes upon or conflicts with any right of any third party, and neither the Company nor any of its subsidiaries has received notice of any such infringement or conflict, which individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. The Company and its subsidiaries have no knowledge of any infringement of its intellectual property by any third party.

                 (p) Poison Pill Provisions; Anti-Takeover Protections. Provided that the 20% Cap is not exceeded, none of the acquisition of Debentures, Warrants, Debenture Shares or Warrant Shares nor the deemed beneficial ownership of Common Shares prior to, or the acquisition of such shares pursuant to, the conversion of Debentures or the exercise of the Warrants will in any event under any circumstance trigger the poison pill provisions of any other or subsequently adopted plan or agreement, or a substantially similar occurrence under any successor or similar plan.

                  There are no anti-takeover provisions contained in the Company's Certificate of Continuance or otherwise which will or could be triggered as a result of the transactions contemplated by this Agreement, including, without limitation, the Company's issuance of the Debenture Shares and Warrant Shares and the Purchasers' ownership of the Debenture Shares and Warrant Shares.

                 (q) No Litigation. Except as set forth in the reports or documents filed with or submitted to the SEC at least 5 Trading Days prior to the Closing Date by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act (the "PRE-AGREEMENT SEC DOCUMENTS"), no litigation or claim (including those for unpaid taxes) against the Company or any of its subsidiaries is pending or, to the Company's knowledge, threatened, and no other event has occurred, which if determined adversely could reasonably be expected to have a Material Adverse Effect on the Company or could reasonably be expected to materially and adversely affect the transactions contemplated hereby. There is no legal proceeding described in the Pre-Agreement SEC Documents that could reasonably be expected to have a Material Adverse Effect on the Company.

                 (r) [INTENTIONALLY OMITTED]

                 (s) Other Purchasers. Other than the Securities and except as set forth on SCHEDULE 2.1(S)(I), there are no outstanding securities issued by the Company that are entitled to registration rights under the Securities Act. Other than the Securities and except as disclosed in its SEC Documents or as set forth on SCHEDULE 2.1(S)(II), there are no outstanding securities issued by the Company that are directly or indirectly convertible into, exercisable into, or exchangeable for, shares of COMMON STOCK, or that have anti-dilution or similar rights that would be affected by the issuance of the Debentures, the Common Shares, the Warrants or the Warrant Shares.

                 (t) Certain Transactions. Except as disclosed in the Pre-Agreement SEC Documents or on SCHEDULE 2.1(T), , none of the officers, directors, or key employees of the Company is presently a party to any transaction with the Company or any of its subsidiaries (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

                 (u) Permits; Compliance. The Company and each of its subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted (collectively, the "COMPANY PERMITS"), except where failure to possess such Company Permits would not have a Material Adverse Effect on the Company and there is no action pending or, to the knowledge of the Company, threatened regarding suspension or cancellation of any of the Company Permits except for such Company Permits the failure of which to possess, or the cancellation or suspension of which, would not, individually or in the aggregate, have a Material Adverse Effect on the Company. To the best of its knowledge, neither the Company nor any of its subsidiaries is in material conflict with, or in default or violation of, any of the Company Permits where such default or violation could reasonably be expected to have a Material Adverse Effect. Since December 31, 2001, neither the Company nor any of its subsidiaries has received any notification with respect to possible material conflicts, material defaults or material violations of applicable laws.

                 (v) Insurance. The Company and each of its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company and its direct and indirect subsidiaries are engaged. Neither the Company nor any such subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

                 (w) Internal Accounting Controls. The Company and each of its subsidiaries maintain a system of internal accounting controls sufficient, in the judgment of the Company's management, to provide reasonable assurance that
(i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

                 (x) Environmental Matters. Except as otherwise disclosed in the Pre-Agreement SEC Documents, the Company and each of its subsidiaries is in compliance in all respects with all applicable foreign, local, state, provincial and US and Canadian federal environmental laws except where any such non-compliance would not reasonably be expected to have a Material Adverse Effect on the Company and no event or condition has occurred that may interfere with the compliance by the Company or any of its subsidiaries with any environmental law or that may give rise to any liability under any environmental law that, individually or in the aggregate, would have a Material Adverse Effect on the Company.

                 (y) Solvency.

                       (i) Based on the financial condition of the Company as of
                 the Closing Date, the Company's fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of the Company's existing debts and other liabilities (including known contingent liabilities) as they mature.

                       (ii) Based on the financial condition of the Company as
                 of the Closing Date, the Company's assets do not constitute unreasonably small capital to carry out its business for the year 2002 as now conducted and as proposed to be conducted including the Company's year 2002 capital needs taking into account the particular capital requirements of the business conducted by the Company, and projected capital requirements and capital availability thereof.

                       (iii) The Company does not intend to incur debts beyond
                 its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt). Based on the financial condition of the Company as of the Closing Date, the current cash flow of the Company, together with the proceeds the Company would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid.

                       (iv) Neither the Company nor any of its subsidiaries is
                 subject to any bankruptcy, insolvency or similar proceeding.

                 (z) Taxes. All foreign, US and Canadian federal, provincial, state, city and other tax returns, reports and declarations required to be filed or extended by or on behalf of the Company and each of its subsidiaries have been filed or extended and all such filed returns are complete and accurate and disclose all taxes (whether based upon income, operations, purchases, sales, payroll, licenses, compensation, business, capital, properties or assets or otherwise) required to be paid in the periods covered thereby. All taxes required to be withheld by or on behalf of the Company or any such subsidiary in connection with amounts paid or owing to any employees, independent contractor, creditor or other party have been withheld, and such withheld taxes have either been duly and timely paid to the proper governmental authorities or set aside in accounts for such purposes.

                 (aa) Title to Properties; Encumbrances. Other than as disclosed in the SEC Documents, each of the Company and its subsidiaries is the absolute legal and beneficial owner of all of the material property and assets thereof as described in the SEC Documents, free of all mortgages, liens, charges, pledges, security interests, encumbrances, claims or demands whatsoever, other than those described in the SEC Documents and those given in the ordinary course of business to support the Company's project finance, hedge facilities and lateral credit facilities, and no other property rights are necessary for the conduct of the business of the Company or any subsidiary, as currently conducted or contemplated to be conducted, none of the Company or any subsidiary knows of any claim or the basis for a claim that could reasonably be expected to materially adversely affect their respective rights to use, transfer or otherwise exploit such property rights and, except as disclosed in the SEC Documents, none of the Company or any subsidiary has any responsibility or obligation to pay any material commission, royalty, license fee or similar payment to any person with respect to the property rights thereof.

                 (bb) No Reliance on Purchaser. The Company acknowledges and agrees that each Purchaser is acting solely in the capacity of an arm's length purchaser with respect to this Agreement and the Registration Rights Agreement and the performance under the Debentures and the Warrants and the transactions contemplated hereby and thereby. The Company further acknowledges that such Purchaser is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement and the Registration Rights Agreement and the performance under the Debentures and the Warrants and the transactions contemplated hereby and thereby. The Company further represents to each Purchaser that the Company's decision to enter into this Agreement and the Registration Rights Agreement and the performance under the Debentures and the Warrants has been based solely on the independent evaluation by the Company and its representatives.

                 (cc) Foreign Corrupt Practices Act. Neither the Company, nor any director, officer, agent, employee or other person acting on behalf of the Company or any Subsidiary has, in the course of acting for, or on behalf of, the Company, directly or indirectly used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; directly or indirectly made any direct or indirect unlawful payment to any foreign or domestic government or party official or employee from corporate funds; violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any similar treaties of the United States; or directly or indirectly made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government or party official or employee.

                 (dd) MFN and Variable Rate Transactions. Except as set forth on
SCHEDULE 2.1(DD), the Company has not entered into any MFN Transaction or Variable Rate Transaction (other than transactions entered into with the Purchasers), pursuant to which: (1) securities or potential obligations to issue securities are still outstanding or (2) the issuance conversion, or exercise, as the case may be, of the Debentures or the Warrants trigger, or may in the future trigger, an adjustment.

                  The term "MFN TRANSACTION" shall mean a transaction in which the Company issues or sells any securities in a capital raising transaction or series of related transactions (the "MFN Offering") which grants to a purchaser (the "MFN Purchaser") the right to receive additional shares (including without limitation as a result of a lower conversion, exchange or exercise price but excluding customary antidilution protections) based upon subsequent transactions of the Company on terms more favorable than those granted to such MFN Purchaser in such MFN Offering. As used herein, term "VARIABLE RATE TRANSACTION" shall mean a transaction in which the Company issues or sells (i) any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive additional Common Shares either (x) at a conversion, exercise or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the Common Shares at any time after the initial issuance of such debt or equity securities, or (y) with a fixed conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Common Shares (but excluding standard stock split anti-dilution provisions), or
(ii) any securities of the Company pursuant to an "equity line" structure which provides for the sale, from time to time, of securities of the Company which are registered for resale under the Securities Act.

                 (ee) Canadian Resale Rules. The Company is a "qualifying issuer" as defined in Multilateral Instrument 45-102 Resale of Securities (the "Canadian Resale Rule").

                 (ff) Short Sales. The Company acknowledges that a Purchaser may, subject to applicable law, effect "short sales" (as defined by Rule 3b-3 under the Exchange Act) of Common Shares. The Company acknowledges that a decline in the price of the Common Shares following any short sales by a Purchaser shall not necessarily be considered evidence of an intent to manipulate the price of the Common Shares.

                 (gg) Dilutive Effect; Obligations Absolute. Subject to the 20% Cap, the Company understands and acknowledges that the number of Common Share issuable upon conversion of Debentures and the Warrants purchased pursuant to this Agreement will increase in certain circumstances. The Company further acknowledges that, subject to such limitations as are expressly set forth in the Transaction Documents, its obligation to issue Debenture Shares upon conversion of Debentures and exercise of the Warrants pursuant to this Agreement is absolute and unconditional regardless of the dilutive effect that such issuance may have on the ownership interests of other shareholders of the Company and are not subject to any right of set-off, counterclaim, delay or reduction.

                 (hh) Cash on Hand; Cash Flow. As of June 30, 2002 and as of the date hereof, the Company had and has available cash on hand of at least US$5 million. As determined in accordance with Canadian generally accepted accounting principles and applicable SEC regulations, the operations and capital expenditures of the Company for three months preceding the date hereof have been conducted on a cash-flow neutral basis.

                 (ii) Compliance with Bank Loan Agreement. As of June 30, 2002 the Company is and shall be, in compliance with all provisions, including without limitation, financial covenants, contained in the Standard Bank Agreement, and any other agreement or arrangement with Standard Bank London Limited.

         Section 2.2 Representations and Warranties of the Purchasers. Each Purchaser hereby makes the following representations and warranties to the Company as of the date hereof and on the Closing Date:

                 (a) Organization and Qualification. The Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification necessary except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect on the Purchaser.

                 (b) Authorization; Enforcement. (i) The Purchaser has the requisite power and authority to enter into and perform this Agreement and the Registration Rights Agreement to purchase the Debentures and to acquire the Warrants being sold to it hereunder and to acquire the Debenture Shares and the Warrant Shares, (ii) the execution and delivery of this Agreement and the Registration Rights Agreement by the Purchaser and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary limited liability company action, and (iii) this Agreement and the Registration Rights Agreement constitute valid and binding obligations of the Purchaser enforceable against the Purchaser in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of creditors' rights and remedies or by other equitable principles of general application.

                 (c) No Conflicts. The execution, delivery and performance of this Agreement and the Registration Rights Agreement and the performance under the Debentures and Warrants and the consummation by the Purchaser of the transactions contemplated hereby and thereby do not and will not (i) result in a violation of the Purchaser's organizational documents, (ii) conflict with any agreement, indenture or instrument to which the Purchaser is a party, or (iii) result in a material violation of any law, rule, or regulation, or any order, judgment or decree of any court or governmental agency applicable to the Purchaser. The Purchaser is not required to obtain any consent or authorization of any governmental agency in order for it to perform its obligations under this Agreement and the Registration Rights Agreement.

                 (d) Purchase Representations.

                       (i) Access to Other Information. The Purchaser
                 acknowledges that the Company has made available to the Purchaser the opportunity to examine such additional documents from the Company and to ask questions of, and receive full answers from, the Company concerning, among other things, the Company, its financial condition, its management, its prior activities and any other information which the Purchaser considers relevant or appropriate in connection with entering into this Agreement.

                       (ii) Risks of Purchase. The Purchaser acknowledges that
                 the Securities and the Debenture Shares and Warrant Shares issuable upon conversion and/or exercise of the Securities have not been registered under the Securities Act. The Purchaser is familiar with the provisions of Rule 144 and understands that in the event all of the applicable requirements of Rule 144 are not satisfied, registration under the Securities Act or some other exemption from the registration requirements of the Securities Act will be required in order to dispose of the Securities and the Debenture Shares and Warrant Shares issuable upon conversion and/or exercise of the rights granted in the Securities, and that the Purchaser may be required to hold the Securities and the Debenture Shares and Warrant Shares issuable upon conversion and/or exercise of the Securities received under this Agreement for a significant period of time prior to reselling them, subject to the Company successfully registering the Debenture Shares and Warrant Shares pursuant to the Registration Rights Agreement. The Purchaser is capable of assessing the risks of an investment in the Securities and is fully aware of the economic risks thereof.

                       (iii) Purchase Representation. The Purchaser is
                 purchasing the Debentures and Warrants and may purchase the Debenture Shares and Warrants Shares in each case, for its own account and not with a view to distribution in violation of any securities laws. The Purchaser has no present intention to sell the Debentures, Warrants, Debenture Shares or Warrant Shares in violation of US or Canadian federal, provincial or state securities laws and the Purchaser has no present arrangement (whether or not legally binding) to sell the Debentures, Warrants, Debenture Shares or Warrant Shares to or through any person or entity; provided, however, that by making the representations herein, the Purchaser does not agree to hold the Debentures, Warrants, Debenture Shares or Warrant Shares for any minimum or other specific term and reserves the right to dispose of the Debentures, Warrants, Debenture Shares or Warrant Shares at any time in accordance with US or Canadian federal, provincial and state securities laws applicable to such disposition.

                       (iv) Restriction Upon Conversion of the Debentures and
                 Exercise of Warrant. It understands that it cannot convert any Debenture or exercise any Warrant unless such conversion or exercise, as the case may be, has been registered under the Securities Act and applicable state securities laws or is exempt from registration therefrom.

                       (v) Legend On the Securities. The Purchaser acknowledges
                 that the certificates representing the Debentures, Warrants, Common Shares, and Warrant Shares will contain a legend reflecting their restriction upon conversion, exercise, or transfer under the Securities Act, state securities law, and Canadian securities laws, in the form as is set forth in
                 Article 5 hereof.

                       (vi) Restricted Securities. (A) It acknowledges and
                 understands that the terms of issuance have not been reviewed by the SEC or by any state securities authorities and that the Securities have been issued in reliance on the certain exemptions for non-public offerings under the Securities Act, which exemptions depend upon, among other things, the representations made and information furnished by the Purchaser.

                 B.    It further acknowledges that:

                       (1) no securities commission or similar regulatory
                 authority in Canada has reviewed or passed on the merits of the Securities;

                       (2) there is no government or other insurance in Canada
                 covering the Securities;

                       (3) there are risks associated with the purchase of the
                 Securities;

                       (4) there are restrictions on the Purchaser's ability to
                 resell the Securities into Canada and it is the responsibility of the Purchaser to find out what those restrictions are and to comply with them before selling the Securities, and the Purchaser shall not sell the Securities into Canada for a period of 4 months following the Closing Date, unless such sale is exempt from the prospectus and registration requirements of applicable Canadian securities laws;

                       (5) the Company is relying on an exemption from the
                 legislative requirements in Canada to provide the Purchaser with a prospectus and to sell securities through a person or company registered to sell securities under the Securities Act (British Columbia) and, as a consequence of acquiring the Securities pursuant to this exemption, certain protections, rights and remedies provided by the Securities Act (British Columbia), including statutory rights of rescission or damages, may not be available to the Purchaser; and

                       (6) The Purchaser will complete a TSX Private Placement
                 Questionnaire required by the TSX to be so completed on the form required therefor and provide such completed Questionnaire to the Company.

                       (vii) Non-resident of Canada. The Purchaser hereby
                 certifies that it is not a resident of Canada.

                       (viii) Ability to Bear Economic Risk. It is an
                 "accredited" Purchaser as defined in Rule 501 of Regulation D, as amended, under the Securities Act, and that it (i) is able to bear the economic risk of its investment in the Debentures,
                 (ii) is able to hold the Debentures for an indefinite period of time, (iii) can afford a complete loss of its investment in the Debentures and (iv) has adequate means of providing for its current needs. It is an "institutional investor" for purposes of Section 359-e of the New York General Business Law, Chapter 20, Article 20, Article 23-A.

                       (ix) No Public Solicitation. At no time was the Purchaser
                 presented with or solicited by any general mailing, leaflet, public promotional meeting, newspaper or magazine article, radio or television advertisement, or any other form of general advertising or general solicitation in connection with the issuance. Prior to its consideration of the transactions contemplated hereby, the Purchaser has a pre-existing personal or business relationship with the Company.

                       (x) Restriction Upon the Conversion of the Debentures and
                 Exercise of Warrant. It understands that it cannot convert any Debenture or exercise any Warrant unless such conversion or exercise, as the case may be, has been registered under the Securities Act and applicable state securities laws or is exempt from registration therefrom.

                       (xi) Restrictions Upon Resale. The Purchaser acknowledges
                 that the certificates representing the Debentures, Warrants, Common Shares, and Warrant Shares will contain a legend reflecting their restriction upon conversion, exercise, or transfer under the Securities Act, state securities laws, and Canadian securities laws, in therefrom as s set forth in
                 Article 5 hereof.

                       (xii) Reliance by the Company. The Purchaser understands
                 that the Debentures and Warrants are being or will be, as the case may be, offered and sold and that the Debenture Shares or Warrant Shares, as the case may be, will be issued, in reliance on a transactional exemptions from the registration requirements of federal and state securities laws and that the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of such Purchaser set forth herein in order to determine the applicability of such exemptions and the suitability of the Purchaser to acquire the Debentures and Warrants.

                 (e) Brokers. The Purchaser has taken no written action which would give rise to any claim by any person for brokerage commissions, finder's fees or similar payments by the Company relating to this Agreement or the transactions contemplated hereby.

                                   ARTICLE 3
                                   COVENANTS
                                   ---------

         Section 3.1 Registration and Listing; Effective Registration. For so long as the Securities are outstanding, the Company will cause the Common Shares issuable upon the exercise or conversion of the Securities to continue at all times to be registered under Section 12(b) or Section 12(g) of the Exchange Act, will comply in all respects with its reporting and filing obligations under the Exchange Act, and will not take any action or file any document (whether or not permitted by the Exchange Act or the rules thereunder) to terminate or suspend such reporting and filing obligations. Until such time as no Securities are outstanding, the Company shall continue the listing or trading of the Common Shares on the American Stock Exchange or one of the other Approved Markets and on the TSX and comply in all respects with the Company's reporting, filing and other obligations under the bylaws or rules of the Approved Market on which the Common Shares are listed. The Company shall cause the Common Shares to be listed on the American Stock Exchange no later than the registration of the Common Shares under the Securities Act, and at all times shall continue such listing(s) on one of the Approved Markets. As used herein and in the Registration Rights Agreement, the Debenture and the Warrants, the term "EFFECTIVE REGISTRATION" shall mean: (i) the Company is in compliance with the Transaction Documents;
(ii) the resale of Registrable Securities (as defined in the Registration Rights Agreement) is covered by an effective registration statement in the United States (the "Registration Statement") and such Registration Statement is not subject to any suspension or stop orders; (iii) the resale of such securities may be effected pursuant to a current and deliverable prospectus that is not subject to any blackout or similar circumstance; (iv) the securities are listed on an Approved Market and are not subject to any trading suspension; (v) no Interfering Event (as described in the Registration Rights Agreement) then exists; (vi) none of the Company or any direct or indirect subsidiary of the Company is subject to any bankruptcy, insolvency or similar proceeding; and
(vii) the Purchaser is not identified as an "underwriter" in the Registration Statement, except that the Registration Statement stating that the Purchaser may be deemed to be an underwriter or words of similar effect shall not be deemed to identify the Purchaser as an underwriter for purposes of this subsection 3.1. Notwithstanding the foregoing, the fact that the SEC requires that the Purchaser be named as an underwriter in the Registration Statement shall not be deemed to be a breach by or default of the Company of this Agreement, the Registration Rights Agreement, the Debentures, the Warrants, or any other agreement or document contemplated hereby or thereby. Notwithstanding the foregoing, the Purchaser has the right to redeem at 100% of the principal amount of Debentures or the underlying Common Shares.

         Section 3.2 Debentures on Conversion and Warrants on Exercise.

                 (a) Upon any conversion by the Purchaser (or then holder of Debentures) of the Debentures pursuant to the terms thereof, the Company shall issue and deliver to the Purchaser (or holder) within three (3) Trading Days of the Conversion Date, a new Debenture for the principal amount of Debentures which the Purchaser (or holder) has not yet elected to convert but which is evidenced in part by the Debenture(s) submitted to the Company in connection with such conversion (with the number of and denomination of such new Debenture(s) designated by the Purchaser or holder).

                 (b) Upon any partial exercise by the Purchaser (or then holder of the Warrants) of the Warrants, the Company shall issue and deliver to the Purchaser (or holder) within three (3) days of the date on which such Warrants are exercised, a new Warrant or Warrants representing the number of adjusted Warrant Shares and/or Common Shares, as the case may be, in accordance with the terms of such Warrants.

         Section 3.3 Replacement Debentures and Warrants.

                 (a) The Debentures held by the Purchaser (or then holder) may be exchanged by the Purchaser (or such holder) at any time and from time to time for Debentures with different denominations of at least $100,000 representing an equal aggregate number of Debentures or to reflect the actual Conversion Price pursuant to Section 5(c) of the Debentures, as requested by the Purchaser (or such holder) upon surrendering the same. No service charge will be made for such registration or transfer or exchange.

                 (b) The Warrants will be exchangeable at the option of the Purchaser (or then holder of the Warrants) at the office of the Company for other Warrants of different denominations entitling the holder thereof to purchase in the aggregate the same number of Warrant Shares and/or Common Shares, as the case may be, as are purchasable under such Warrants. No service charge will be made for such transfer or exchange.

         Section 3.4 [INTENTIONALLY OMITTED]

         Section 3.5 Securities Compliance. The Company shall notify the SEC, in accordance with their requirements, of the transactions contemplated by this Agreement, the Debentures, the Registration Rights Agreement and the Warrants shall file a registration statement with the SEC on Form F-3 under the Securities Act (following receipt of information in writing reasonably requested from the Purchasers) for the Purchaser's resale of the Shares and the Warrant Shares, and use its best efforts to have the SEC declare the Registration Statement effective under the Securities Act, and shall take all other necessary action and proceedings as may be required and permitted by applicable law, rule and regulation, for the legal and valid issuance of the Debentures hereunder, the Common Shares issuable upon conversation thereof, the Warrants and the Warrant Shares issuable upon exercise of the Warrants.

         Section 3.6 Dividends or Distributions; Purchases of Equity Securities. Except as provided in this Section 3.6 to the contrary, or as contemplates in its SEC Documents, for so long as any Debentures or Warrants remain outstanding, the Company agrees that it shall not (a) declare or pay any dividends or make any distributions to any holder or holders of Common Shares (other than dividends payable in Common Shares) in their capacity as shareholders, or (b) purchase or otherwise acquire for value, directly or indirectly, any shares of Common Shares or other equity security of the Company; provided that the Company may purchase or acquire Common Shares that are hereafter issued to employees pursuant to employment, stock repurchase or other similar agreements and further provided, that distributions may be distributed to Shareholders as set forth in
Note 12 to the Company's June 30 financial statements.

         Section 3.7 Notices. The Company agrees to provide all holders of Debentures and Warrants with copies of all notices and information, including without limitation notices and proxy statements in connection with any meetings, that are provided to the holders of Common Shares, contemporaneously with the delivery of such notices or information to such Common Share holders.

         Section 3.8 Use of Proceeds. The Company agrees that the proceeds received by the Company from the sale of the Debentures and Warrants hereunder shall be used for working capital purposes.

         Section 3.9 [INTENTIONALLY OMITTED]

         Section 3.10 Reservation of Stock Issuable Upon Conversion and Upon Exercise of the Warrants. The Company shall at all times reserve and keep available out of its authorized but unissued Common Shares, solely for the purpose of effecting the conversion of the Debentures and the exercise of the Warrants, such number of its Common Shares as shall from time to time be sufficient to effect the conversion of all outstanding Debentures and the full exercise of the Warrants and if at any time the number of authorized but unissued Common Shares shall not be sufficient to effect the conversion of all the then outstanding Debentures and the full exercise of the Warrants, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Common Shares to such number of shares as shall be sufficient for such purpose, including without limitation engaging in best efforts to obtain the requisite shareholder approval. Without in any way limiting the foregoing, the Company agrees to reserve and at all times keep available solely for purposes of conversion of Debentures and the exercise of the Warrants such number of authorized but unissued Common Shares that is at least equal to the lesser of (i) 200% of the aggregate shares issuable upon conversion of Debentures or (ii) the maximum amount allowed by the TSX Rules, and 100% of the aggregate shares issuable on exercise of the Warrants, which number shall be appropriately adjusted for any stock split, reverse split, stock dividend or reclassification of the Common Shares. If the Company falls below the reserves specified in the immediately preceding sentence and does not cure such non-compliance within 30 days of its start, then the Purchaser will be entitled to the compensatory payments specified in Section 2(b)(i)(A) of the Registration Rights Agreement. If at any time the number of authorized but unissued Common Shares is not sufficient to effect the conversion of all the then outstanding Debentures or the full exercise of the Warrants, the Purchaser shall be entitled to, inter alia, the premium price redemption rights provided in the Registration Rights Agreement.

         Section 3.11 Best Efforts. The parties shall use their best efforts to satisfy timely each of the conditions described in Article 4 of this Agreement.

         Section 3.12 Withholding. All payments made by the Company under or with respect to the Securities, including under this Agreement or the Registration Rights Agreement, will be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) imposed or levied by or on behalf of the Government of Canada or of any province or territory thereof or by any authority or agency therein or thereof having power to tax (hereinafter "Canadian Taxes"), unless the Company is required to withhold or deduct Canadian Taxes by law or by the interpretation or administration thereof. If the Company is so required to withhold or deduct any amount for or on account of Canadian Taxes from any payment made under or with respect to the Securities, including under this Agreement or the Registration Rights Agreement, the Company will pay to each recipient of such payment ("Recipient") such additional amounts ("Additional Amounts") as may be necessary so that the net amount received by each Recipient after such withholding or deduction (and after deducting any Canadian Taxes on such Additional Amounts) will not be less than the amount the Recipient would have received if such Canadian Taxes had not been withheld or deducted.

         The Company will also make such withholding or deduction, remit the full amount deducted or withheld to the relevant authority in accordance with applicable law, and furnish to the Recipient, within 60 days after the date the payment of any Canadian Taxes is due pursuant to applicable law, certified copies of tax receipts or other documents evidencing such payment by the Company.

         The Company will indemnify and hold harmless each Recipient and upon written request reimburse each such Recipient for the amount of:

                 (a) any Canadian Taxes so levied or imposed and paid by such Recipient as a result of payments made under or with respect to the Securities, including under this Agreement or the Registration Rights Agreement;

                 (b) any liability (including penalties, interest and expenses) arising therefrom or with respect thereto; and

                 (c) any Canadian Taxes imposed with respect to any reimbursement under clause (a) or (b) in this paragraph, but excluding any such Canadian Taxes on such Recipient's net income.

         Section 3.13 Form D; Blue Sky Laws. The Company agrees to file a Form D with respect to the Debentures, Warrants, Common Shares and Warrant Shares, as required under Regulation D and to provide a copy thereof to the Purchaser promptly after such filing. The Company shall, on or before the Closing Date, take such action as the Company shall have reasonably determined is necessary to qualify the Debentures, Warrants, Common Shares and Warrant Shares for sale to the Purchaser at the Closing pursuant to this Agreement under applicable securities or "blue sky" laws of the states of the United States (or to obtain an exemption from such qualification), and shall provide evidence of any such action so taken to the Purchaser on or prior to the Closing Date.

         Section 3.14 20% Cap. The Purchasers shall, in the aggregate, be entitled to convert Debentures into, and exercise Warrants for, no more than [____________] Common Shares (19.99% of the Common Shares issued and outstanding on the date hereof, which number shall be subject to readjustment for any stock split, stock dividend or reclassification of the Common Shares) (the "20% CAP"). Once the Purchaser has received its total allowable number of shares of Common Shares upon conversion of its Debentures and exercise of Warrants, it may request that the Company redeem its remaining Debentures at a price equal to the Premium Redemption Price (as defined in the Registration Rights Agreement) plus accrued but unpaid interest and delay payments in effect at that time. The restrictions and redemption obligations set forth in this Section 3.14 (including, without limitation, the Purchaser's right to redeem Debentures at the Premium Redemption Price) shall cease to apply if (a) the Company obtains written shareholder approval to issue COMMON STOCK in excess of the 20% Cap pursuant to the American Stock Exchange Listing Standards Section 713 and any similar cap imposed by the TSX or (b) the Company provides the Purchaser with irrevocable written notice, based upon the advice of its counsel, that any such issuance of Common Shares upon conversion of the Debentures or exercise of Warrants is not subject to the 20% Cap pursuant to the American Stock Exchange Listing Standards Section 713 and any similar cap imposed by the TSX. In the event that the number of Debentures Shares issued or issuable upon conversion of the Debentures exceeds 75% of the 20% Cap, the Company will either (i) redeem the Debentures at the Premium Redemption Price (the "CAP CALL RIGHT"), subject to the terms and provisions below, or (ii) use its best efforts promptly to obtain either the shareholder approval or the irrevocable notice described in the preceding sentence and to provide the Purchaser with a copy of same without limiting the foregoing, the Company shall solicit the aforementioned shareholder approval at the next shareholders meeting (for whatever purpose it may be called) which, in any event, shall not be later than within 90 days of such event, in which the Company will solicit the aforementioned shareholder approval, will solicit proxies in favor of issuing Debenture Shares in excess of the 20% Cap and will use its best efforts to have all affiliates of the Company which own or control Common Shares to vote their shares in favor of such resolution. In the event that the Company elects to exercise the Cap Call Right, then it must deliver to the Purchasers written notice of such exercise ("Cap Call Notice") at least 20 Trading Days (as defined in the Debentures) prior to the redemption date (the "Redemption Date"). The Company's right to redeem the Debentures pursuant to the Cap Call Right shall be conditioned on there being Effective Registration at all times between the date of the Cap Call Notice and the Redemption Date. In the event that the Premium Redemption Price is not paid to the Purchasers on the Redemption Date, then the Company may not exercise the Cap Call Right thereafter and, at the option of the Purchasers, the Cap Call Right exercise may be rescinded.

         Section 3.15 Transactions With Affiliates. The Company agrees that any transaction or arrangement between it or any of its subsidiaries and any affiliate or employee of the Company shall be effected on an arms' length basis in accordance with customary commercial practice and, except with respect to grants of options and stock to service providers, including employees, shall be approved by a majority of the Company's outside directors.

         Section 3.16 Press Release. Immediately following the Closing, the Company shall issue a press release in the form set forth in SCHEDULE 3.16 hereto subject to compliance with applicable provisions of the Securities Act. The Purchaser shall have the opportunity to review such press release prior to its issuance. No press release shall name the Purchasers except as shall be required by law. If the Company fails to issue a press release within 1 business day of the Closing, the Purchasers may issue a press release covering the Closing and complying with any legal requirement applicable to the Purchaser.

         Section 3.17 Form 6-K. Within 5 calendar days of the Closing, the Company shall submit a Form 6-K to the SEC which discloses the transactions contemplated hereby and by the Registration Rights Agreement, Warrants and Debentures; subject to compliance with applicable provisions of the Securities Act and the Exchange Act. The Purchasers shall have the opportunity to review such Form 6-K prior to its submission.

         Section 3.18 Canadian Resale Certificate. Within 10 days of the Closing Date and within 10 days of each other distribution of securities under this Agreement, the Debentures, the Warrants or the Registration Rights Agreement, the Company will file a Form 45-102F2 under the Canadian Resale Rule.

         Section 3.19 Form 20. Within 10 days of the Closing Date, the Company will file a report of the issue and sale of the Debentures and Warrants on Form 45-902F under the Securities Act (British Columbia).

         Section 3.20 Maintain Status as a Qualifying Issuer. For as long as any securities of the Company may be acquired by the Purchaser under this Agreement, the Debentures, Warrants or the Registration Rights Agreement, the Company will use its best efforts to maintain its status as a "Qualifying Issuer" as defined in the Canadian Resale Rule.

                                   ARTICLE 4
                             CONDITIONS TO CLOSINGS
                             ----------------------

         Section 4.1 Conditions Precedent to the Obligation of the Company to Sell the Debentures and Warrants. The obligation hereunder of the Company to issue and/or sell the Debentures and Warrants to the Purchasers at the Closing (unless otherwise specified) is subject to the satisfaction, at or before the Closing, of each of the applicable conditions set forth below. These conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion.

                 (a) Accuracy of the Purchasers' Representations and Warranties. The representations and warranties of the Purchaser will be true and correct as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties as of an earlier date, which will be true and correct as of such date).

                 (b) Performance by the Purchasers. The Purchasers shall have performed all agreements and satisfied all conditions required to be performed or satisfied by the Purchasers at or prior to the Closing.

                 (c) No Injunction. No statute, rule, regulation, executive, judicial or administrative order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement or the Registration Rights Agreement or the Debentures or the Warrants.

                 (d) Purchase Price. The Company shall have received the Purchase Price from the Purchasers.

                 (e) Approval of TSX. The Company shall have received a conditional listing approval letter (subject only to payment of fees, and the filing of requested documents) from the TSX with respect to the Sale of Debentures and Warrants to the Purchasers and the issuance of the Common Shares and Warrant Shares upon the conversion and exercise thereof.

         Section 4.2 Conditions Precedent to the Obligation of the Purchasers to Purchase the Debentures and Warrants. The obligation hereunder of each Purchaser to acquire and pay for the Debentures and Warrants at the Closing (unless otherwise specified) is subject to the satisfaction, at or before the Closing, of each of the applicable conditions set forth below. These conditions are for each Purchaser's benefit and may be waived by the Purchaser at any time in its sole discretion.

                 (a) Accuracy of the Company's Representations and Warranties. The representations and warranties of the Company shall be true and correct as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties as of an earlier date, which shall be true and correct as of such date).

                 (b) Performance by the Company. The Company shall have performed all agreements and satisfied all conditions required to be performed or satisfied by the Company at or prior to the Closing.

                 (c) No Injunction. No statute, rule, regulation, executive, judicial or administrative order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement or the Registration Rights Agreement or the Debentures or the Warrants.

                 (d) Approval of TSX. The Company shall have received a conditional listing approval letter (subject only to payment of fees, and the filing of requested documents) from the TSX with respect to the sale of Debentures and Warrants to the Purchasers and the issuance of the Common Shares and Warrant Shares upon the conversion and exercise thereof.

                 (e) Opinion of Counsel. At the Closing, the Purchaser shall have received an opinion of the outside U.S. counsel of the Company, in the form attached hereto as EXHIBIT 4.2(D) and an opinion of outside Canadian counsel in the form attached as EXHIBIT 4.2(F) and such other opinions, certificates and documents as the Purchaser or its counsel shall reasonably require incident to the Closing.

                 (f) Registration Rights Agreement. The Company and the Purchaser shall have executed and delivered the Registration Rights Agreement in the form and substance of EXHIBIT 4.2(E) attached hereto.

                 (g) Adverse Changes. No event which had or is likely to have, in the reasonable judgment of the Purchasers, a Material Adverse Effect on the Company or any of its direct or indirect subsidiaries shall have occurred.

                 (h) Officer's Certificate. The Company shall have delivered to the Purchaser a certificate in form and substance of EXHIBIT 4.2(H) attached hereto, executed by an officer of the Company, certifying as to satisfaction of closing conditions, incumbency of signing officers, and the true, correct and complete nature of the Charter, By-Laws, good standing and authorizing resolutions of the Company.

                 (i) Debentures and Warrants. The Purchaser shall have received certificates representing the Debentures and Warrants in the form and substance of EXHIBIT 1A and EXHIBIT 1B hereto.

                 (j) No Default of Debt Covenants. The Company shall not be in default with respect to any payment obligations or other covenants contained in any agreement or instrument governing indebtedness or any in any equipment lease.

         Section 4.3 ]INTENTIONALLY OMITTED]

         Section 4.4 [INTENTIONALLY OMITTED]

         Section 4.5 [INTENTIONALLY OMITTED]

         Section 4.6 [INTENTIONALLY OMITTED]

                                   ARTICLE 5
                                LEGEND AND STOCK
                                ----------------

         The Company will issue one or more certificates representing the Debentures and the Warrants in the name of the Purchasers and in such denominations to be specified by the Purchasers prior to (or from time to time subsequent to) Closing. Each certificate representing the Debentures and the Warrants and any Common Shares issued upon conversion or exercise thereof initially shall be stamped or otherwise imprinted with a legend substantially in the following form:

         THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE TRANSFERRED, ASSIGNED, SOLD OR OFFERED FOR SALE EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAW OR AN OPINION OF COUNSEL, IN FORM AND SUBSTANCE REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED BECAUSE OF AN APPLICABLE EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS.

         UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THE SECURITIES SHALL NOT TRADE THE SECURITIES IN CANADA BEFORE [INSERT THE DATE THAT IS 4 MONTHS AND 1 DAY AFTER THE ISSUE DATE].

The certificates representing the Debentures and Warrants shall contain legends in substantially the following form:

         THESE SECURITIES MAY NOT BE CONVERTED [EXERCISED] UNLESS THE CONVERSIONS [EXERCISE] HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND APPLICABLE STATE SECURITIES LAWS OR UNLESS THE CONVERSION [EXERCISE] IS EXEMPT FROM REGISTRATION THEREUNDER.

         The Company agrees to reissue Debentures and reissue or issue Warrants, as the case may be, without the US legend set forth above at such time as (i) the holder thereof disposeSof such Debentures and/or Warrants and Common Shares issuable upon conversion or exercise thereof pursuant to Rule 144 under the Securities Act, or (ii) such Debentures and/or Warrants are sold to a purchaser or purchasers who (in the opinion of counsel to the seller or such purchaser(s), in form and substance reasonably satisfactory to the Company and its counsel) are able to dispose of such shares publicly pursuant to an Effective Registration or exemption.

         Prior to the Registration Statement (as defined in the Registration Rights Agreement) being declared effective, any Common Shares issued pursuant to conversion of Debentures or Warrant Shares or Debenture Shares issued upon exercise of the Warrants shall bear a US legend in the same form as the legend indicated above. Upon such Registration Statement becoming effective, the Company agrees to promptly, but no later than three (3) Trading Days thereafter, issue new certificates representing such Common Shares and Warrant Shares without such US legend. Any Debenture Shares issued pursuant to conversion of Debentures or Common Shares issued upon exercise of the Warrants after the Registration Statement has become effective shall be free and clear of any legends, transfer restrictions and stop orders. Notwithstanding the removal of such legend, the Purchaser agrees to sell the Debenture Shares and Warrant Shares represented by the new certificates in accordance with the applicable prospectus delivery requirements (if copies of a current prospectus are provided to the Purchaser by the Company) or in accordance with an exemption from the registration requirements of the Securities Act.

         The Canadian Legend shall remain on certificates for the Securities, the Debenture Shares and Warrant Shares until the date which is four months and 1 day from the Closing Date. Thereafter, upon request by the Purchaser, such certificate, shall promptly be reissued without such Canadian legends.

         Nothing herein shall limit the right of any holder to pledge these securities pursuant to a bona fide margin account or lending arrangement; provided that such pledge is made in compliance with the Securities Act.

                                    ARTICLE 6
                                   TERMINATION
                                   -----------

         Section 6.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing by the mutual written consent of the Company and the Purchasers.

         Section 6.2 Other Termination. This Agreement may be terminated by action of the Board of Directors of the Company or by the Purchasers at any time if the Closing shall not have been consummated by the third business day following the date of this Agreement; provided, however, that the party (or parties) prepared to close shall retain its (or their) right to sue for any breach by the other party (or parties).

                                    ARTICLE 7
                                  MISCELLANEOUS
                                  -------------

         Section 7.1 Stamp Taxes. The Company shall pay all stamp and other taxes and duties levied in connection with the issuance of the Securities and the Common Shares issued upon conversion or exercise thereof.

         Section 7.2 Specific Performance; Consent to Jurisdiction; Jury Trial.


                 (a) The Company and the Purchasers acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement, the Debentures, the Registration Rights Agreement and the Warrants were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which any of them may be entitled by law or equity.

                 (B) EACH OF THE COMPANY AND THE PURCHASERS (I) HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT, THE NEW YORK STATE COURTS AND OTHER COURTS OF THE UNITED STATES SITTING IN NEW YORK COUNTY, NEW YORK FOR THE PURPOSES OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND (II) HEREBY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUCH SUIT ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURT, THAT THE SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM OR THAT THE VENUE OF THE SUIT, ACTION OR PROCEEDING IS IMPROPER. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE COMPANY AND THE PURCHASERS CONSENTS TO PROCESS BEING SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING BY MAILING A COPY THEREOF TO SUCH PARTY AT THE ADDRESS IN EFFECT FOR NOTICES TO IT UNDER THIS AGREEMENT AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE GOOD AND SUFFICIENT SERVICE OF PROCESS AND NOTICE THEREOF. NOTHING IN THIS PARAGRAPH SHALL AFFECT OR LIMIT ANY RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

                 (C) EACH OF THE COMPANY AND THE PURCHASERS HEREBY WAIVES ALL RIGHTS TO A TRIAL BY JURY.

         Section 7.3 Entire Agreement; Amendment. This Agreement, together with the Registration Rights Agreement, the Warrants, the Debentures and the agreements and documents executed in connection herewith and therewith, contains the entire understanding of the parties with respect to the matters covered hereby and thereby, supercedes any prior understanding, memoranda or other written or oral agreements between or among any of them respecting the matters covered hereby and thereby and, except as specifically set forth herein or therein, neither the Company nor any of the Purchasers makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be waived or amended except by a written instrument signed by both the Company and Purchasers holding at least 2/3 of the outstanding principal amount of the Debentures.

         Section 7.4 Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing by mail, fax or personal delivery and shall be effective upon actual receipt of such notice. The addresses for such communications are:

           to the Company:

                     Crystallex International Corporation
                     579 Richmond Street West, Suite 301
                     Toronto, ON
                     MSV 1Y6 Canada
                     Attn:       General Counsel
                     Phone:      (416) 203-2448
                     Fax:        (416) 203-0099

           with copies to:

                     McCarthy Tetrault LLP
                     Suite 4700
                     Toronto Dominion Tower
                     Toronto, ON  M5K 1E6
                     Canada
                     Phone:      (416) 601-7555
                     Fax:        (416) 868-0673
                     Attn:       David Woollcombe

           to the Purchasers, as per the particulars set on Schedule "A" hereto.

Any party hereto may from time to time change its address for notices by giving at least 10 days' written notice of such changed address to the other parties hereto.

         Section 7.5 Indemnity. Each of the Purchasers on the one hand, and the Company on the other (collectively, "INDEMNIFYING PARTIES"), shall defend, protect, indemnify and hold harmless the other party and, in the case of a Purchaser, all of its partners, managers, employees, and direct or indirect investors and any of the foregoing persons' agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the "INDEMNITEES") from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys' fees and disbursements (the "INDEMNIFIED LIABILITIES"), incurred by any Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Indemnifying Party in the Transaction Documents or any other certificate or document contemplated hereby or thereby, (b) any breach of any covenant, agreement or obligation of the Indemnifying Party contained in the Transaction Documents or any other certificate or document contemplated hereby or thereby,
(c) in the case of the Purchaser Indemnities, any cause of action, suit or claim brought or made against such Indemnitee by a third party and arising out of or resulting from (i) the execution, delivery, performance, breach by the Company or enforcement of the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, (ii) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Securities or (iii) the status of the Purchaser or holder of the Securities as Purchasers in the Company, and (d) the enforcement of this Section. Notwithstanding the foregoing, Indemnified Liabilities shall not include any liability of any Indemnitee to the extent it arises out of such Indemnitee's willful misconduct, gross negligence, or fraudulent action(s). To the extent that the foregoing undertaking by an Indemnifying Party may be unenforceable for any reason, the Indemnifying Party shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. Except as otherwise set forth herein, the mechanics and procedures with respect to the rights and obligations under this Section 7.5 shall be the same as those set forth in
Section 6 (other than Section 6(b)) of the Registration Rights Agreement, including, without limitation, those procedures with respect to the settlement of claims and Company's right to assume the defense of claims.

         Section 7.6 Waivers. No waiver by any party of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

         Section 7.7 Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

         Section 7.8 Successors and Assigns. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. Subject to applicable regulatory requirements, the parties hereto may amend this Agreement without notice to or the consent of any third party. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Purchaser (which consent may be withheld for any reason in its sole discretion). The Purchaser may not assign this Agreement (in whole or in part) or any rights or obligations hereunder without the consent of the Company (which shall not be unreasonably withheld), except that the Purchaser may assign its rights hereunder in connection with an assignment of Debentures or Warrants; provided that any transferee of Debentures or Warrants must agree in writing to be bound by the applicable terms of the Transaction Documents. Any transfer in violation of this provision shall be null and void.

         Section 7.9 No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

         Section 7.10 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS EXECUTED AND TO BE PERFORMED ENTIRELY THEREIN.

         Section 7.11 Survival. The representations, warranties, agreements and covenants of the Company and the Purchasers contained herein shall survive the Closing.

         Section 7.12 Execution. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, it being understood that all parties need not sign the same counterpart.

         Section 7.13 Publicity. The Company agrees that it will not disclose, and will not include in any public announcement, the name of the Purchaser without the express written agreement of the Purchaser, unless and until such disclosure is required by law or applicable regulation, and then only to the extent of such requirement. The Company agrees that it will deliver a copy of any public announcement regarding the matters covered by this Agreement or any agreement and document executed herewith to the Purchaser and any public announcement including the name of the Purchaser to the Purchaser, reasonably in advance of the release of such announcements.

         Section 7.14 Like Treatment of Holders; Redemption. Neither the Company nor any of its affiliates shall, directly or indirectly, pay or cause to be paid any consideration (immediate or contingent), whether by way of interest, fee, payment for the redemption or conversion of Debentures or exercise of the Warrants, or otherwise, to any holder of Debentures or Warrants, for or as an inducement to, or in connection with the solicitation of, any consent, waiver or amendment of any terms or provisions of the Debenture or this Agreement or the Registration Rights Agreement or the Warrants, unless such consideration is required to be paid to all holders of Debentures and Warrants bound by such consent, waiver or amendment whether or not such holders so consent, waive or agree to amend and whether or not such holders tender their Debentures or Warrants for redemption, conversion or exercise. The Company shall not, directly or indirectly, redeem any Debentures or Warrants unless such offer of redemption is made pro rata to all holders of Debentures or Warrants, as the case may be, on identical terms.

         Section 7.15 No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against either party.

         Section 7.16 Rescission and Withdrawal Right. Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) the Transaction Documents, wherever the Purchaser exercises a right, election, demand or option under a Transaction Document and the Company does not timely perform its related obligations within the periods therein provided, the Purchaser may rescind or withdraw, in its sole discretion from time to time upon written notice to the Company, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights.

         Section 7.17 Obligations Absolute. The Company's obligations under the Transaction Documents are unconditional and absolute and not subject to any right of set off, counterclaim, delay or reduction.


                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                            COMPANY:

                                            CRYSTALLEX INTERNATIONAL CORPORATION


                                            By:
                                                --------------------------------
                                                    Name:
                                                    Title:


                                            PURCHASERS:
                                            o


                                            By:
                                                --------------------------------
                                                    Name:
                                                    Title:

    Signature page to Crystallex International Corporation Purchase Agreement

                                                     SCHEDULE A
                                                     ----------


                              DELIVERY              DELIVERY
                          INSTRUCTIONS FOR      INSTRUCTIONS FOR
                             DEBENTURES,           DEBENTURES,
                            COMMON SHARES         COMMON SHARES
                          PURCHASE WARRANTS,    PURCHASE WARRANTS,
    NAME AND              WARRANT SHARES        WARRANT SHARES                                            NUMBER OF
   ADDRESS OF              AND UNDERLYING        AND UNDERLYING       PRINCIPAL AMOUNT OF               COMMON SHARE
    PURCHASER                 SHARES                SHARES                 DEBENTURES                 PURCHASE WARRANTS

Jerry Karel                                                                US$450,000
2180 Painter's Lake
Road, Highland Park,
Illinois, 60035

ISO Profit Sharing                                                         US$450,000
Plan & Trust, 2180
Painter's Lake Road,
Highland Park,
Illinois, 60035

ABC Retirement Plan &                                                      US$225,000
Trust

Walter Nathan                                                              US$370,000
680 Lake Shore Drive,
#1602,
Chicago, Illinois,
60611

Carl & Associates                                                          US$500,000
63 Hunting Ridge Road,
Greenwich, Conneticut,
06831

Daniel Gooze                                                               US$148,000

Michael Miller                                                             US$200,000

Luis Seatiagua                                                             US$100,000

Mark Gordon             Lincoln Trust Company                              US$250,000
                        Custodian FBO Marc
                        Gordon
                        P.O. Box 5831
                        Denver, Colorado
                        Telephone
                        #303-771-1000
                        Fed Tax ID#84-6069393

Hyla Marrow                                                                US$100,000
235 East 87th Street,
New York, New York,
10128